                                                    ----------------------------
                                                            OMB APPROVAL
                                                    ----------------------------
                                                    OMB Number         3235-0104
                                                    Expires:  September 30, 1998
                                                    Extimated average burden
                                                    hours per response.......0.5
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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

    Artisan Equity Limited
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        (Last)                      (First)                        (Middle)

                           c/o Island Circle Limited
                                 P.O. Box 1186
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                                   (Street)

       Hamilton                     Bermuda                           HMEX
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  Corvas International, Inc. (CVAS)
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                                  --------------

4.  Statement for Month/Year   October 1999
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)


    [ ] Director    [ ] Officer             [X] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

                     Chief Executive Officer and President
    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)
     X  Form filed by One Reporting Person
    ---
        Form filed by more than One Reporting Person
    ___

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
None
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
5.5% Convertible Senior                                                                           One Note of
Subordinated Note due 2006            $3.25            10/20/99             P                     $3,500,000
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

 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (e.g., puts, calls, warrants, options, convertible securities)--CONTINUED

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative       6. Date Exer-      7. Title and Amount of        8. Price    9. Number       10. Owner-    11. Na-
    Security (Instr. 3)          cisable and        Underlying Securities         of          of Deriv-        ship          ture
                                 Expiration         (Instr. 3 and 4)              Deriv-      ative            Form          of In-
                                 Date                                             ative       Secur-           of De-        direct
                                 (Month/Day/                                      Secur-      ities            rivative      Bene-
                                 Year)                                            ity         Bene-            Secu-         ficial
                                                                                  (Instr.     ficially         rity:         Owner-
                               ----------------------------------------------     5)          Owned            Direct        ship
                               Date     Expira-                Amount or                      at End           (D) or        (Instr.
                               Exer-    tion          Title    Number of                      of               Indi-         4)
                               cisable  Date                   Shares                         Month            rect (1)
                                                                                              (Instr. 4)       (Instr. 4)
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
                                                                                           Two Notes for
                                                                                           a total of
                                                                                           $10,000,000:
                                                                                           One for
                                                 Common Stock,                             $6,500,000            D
5.5% Convertible Senior                          $.001 par      1,076,923      $3,500,000  and one for
Subordinated Note due 2006    10/20/99  08/18/06 value           shares                    $3,500,000*
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
Explanation of Responses:
* On August 18, 1999, the Reporting Person acquired from the Issuer a 5.5% Convertible Senior Subordinated Note due 2006 in an aggregate principal amount of $6,500,000 for a purchase price of $6,500,000 (the "First Convertible Note"). The accreted value of the First Convertible Note is convertible at any time into Common Stock of the Issuer at $3.25 per share. On October 20, 1999, the Reporting Person acquired from the Issuer a 5.5% Convertible Senior Subordinated Note due 2006 in an aggregate principal amount of $3,500,000 for a purchase price of $3,500,000 (the "Second Convertible Note"). The maturity date and terms of the Second Convertible Note are identical to those of the First Convertible Note.

                                    /s/ Michel J. Drew         November 5, 1999
                              -------------------------------  -----------------
                                Signature of Reporting Person        Date